AGREEMENT AND PLAN OF MERGER

AMONG

DRIFTWOOD VENTURES, INC.,

DFTW MERGER SUB, INC.

AND

GREEN SCREEN INTERACTIVE SOFTWARE, INC.

Dated as of July 7, 2008

(i)

2.23	Certain Business Practices	26
2.24	Customers and Suppliers; Effect of Transaction	26
2.25	Government Contracts	27
2.26	Interested Party Transactions	27
2.27	Books and Records	27
2.28	Brokers	27
2.29	Disclosure	27

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND
	MERGER SUB	27

3.1	Organization and Qualification	28
3.2	Capital Structure	28
3.3	Authority; No Conflict; Required Filings	29
3.4	SEC Filings; Financial Statements	30
3.5	Subsidiaries	31
3.6	Litigation	31
3.11	Material Agreements, Contracts and Commitments	31
3.12	Taxes	32
3.13	Stockholder Claims	34
3.14	Brokers	34
3.15	Disclosure	34

ARTICLE IV	CONDUCT OF BUSINESS PENDING THE MERGER	34

4.1	Conduct of Business of the Company Pending the Merger	34
4.2	Conduct of Business of the Parent and Merger Sub Pending the Merger	36
4.3	Stockholder Approval	37
4.4	No Solicitation of Other Proposals	37

ARTICLE V	ADDITIONAL AGREEMENTS	38

5.1	Publicity	38
5.2	Access to Information; Confidentiality	38
5.3	Reasonable Efforts; Further Assurances	38
5.4	Stock Options; Warrants	39
5.5	Notification of Certain Matters	40
5.6	Financial Statements	40
5.7	Board of Directors	41

ARTICLE VI	CONDITIONS OF MERGER	42

6.1	Conditions to Obligation of Each Party to Effect the Merger	42
6.2	Additional Conditions to Obligations of Parent	42
6.3	Additional Conditions to Obligations of the Company	44

ARTICLE VII	INDEMNIFICATION	45

7.1	Indemnification	45
7.2	Method of Asserting Claims	45
7.3	Survival	46
7.4	General	47

(ii)

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	47

8.1	Termination	47
8.2	Effect of Termination	48
8.3	Fees and Expenses	49
8.4	Amendment	49
8.5	Waiver	49

ARTICLE IX	GENERAL PROVISIONS	49

9.1	Notices	49
9.2	Interpretation	50
9.3	Severability	50
9.4	Entire Agreement	51
9.5	Assignment	51
9.6	Parties in Interest	51
9.7	Failure or Indulgence Not Waiver; Remedies Cumulative	51
9.8	Governing Law; Enforcement	51
9.9	Counterparts	52

(iii)

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of July 7, 2008 by and among DRIFTWOOD VENTURES, INC., a Delaware corporation (“Parent”), DFTW MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), GREEN SCREEN INTERACTIVE SOFTWARE, INC., a Delaware corporation (the “Company”), and Ron Chaimowitz (the “Representative”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company combine in order to advance their long-term business interests;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the Company Stockholders becoming stockholders of Parent; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the DGCL as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (eastern standard time) on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with Section 8.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in New York, New York. For purposes of this Agreement, “Business Day” shall mean any day on which banks are permitted to be open in New York, New York.

1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to become effective by executing and filing in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the Parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Company immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof.

1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws. The officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.10 and any Dissenting Shares (as defined in Section 1.15)) shall be converted automatically into the right to receive that number (expressed as a decimal) of fully paid and non-assessable shares of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”), equal to the Exchange Ratio. For purposes of this Agreement, the “Exchange Ratio” shall initially be 7.063643, subject to adjustment as set forth in Section 1.14.

(b) From and after the Effective Time, all shares of Company Common Stock (other than any shares of Company Common Stock to be canceled and retired pursuant to Section 1.10 and any Dissenting Shares) shall be deemed canceled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto except as set forth herein or under applicable law. The holders of Company Common Stock immediately prior to the Effective Time shall be entitled to receive the shares of Parent Common Stock into which the shares of Company Common Stock held by each of them were converted pursuant to Section 1.7(a), rounded to the nearest whole number upon delivery of the certificates representing such shares of Company Common Stock to Parent. Notwithstanding anything to the contrary set forth herein (and except as otherwise set forth in Section 1.14 or Section 1.7(c) below), the total number of shares of Parent Common Stock issued under this Section 1.7(b) to the holders of the Company Common Stock (the “Company Stockholders” and each, a “Company Stockholder”) shall equal 26,098,303 shares (the “Closing Shares”). For purposes of this Agreement, the term “Merger Consideration” means the Closing Shares to which each Company Stockholder is entitled to receive under this Section 1.7(b), subject to Section 1.7(c) below. Notwithstanding anything to the contrary set forth in this Agreement or in the event of a change of the Exchange Ratio or otherwise, in no event will Parent be required to issue more than the Closing Shares or assume any options or warrants other than as set forth in Sections 1.12 or 5.4.

(c) Escrow. At Closing, Parent, on behalf of the Company Stockholders, shall deposit 2,609,830 shares out of the Closing Shares in escrow (the “Escrow Amount”), to be held by the escrow agent pursuant to the terms and conditions of the Escrow Agreement (as hereafter defined). Each Company Stockholder shall be deemed to have contributed his, her or its Pro Rata Portion of the Escrow Amount to provide a source of funding to the Compensated Person for any Losses for which they are entitled to be indemnified pursuant to Article VII. “Pro Rata Portion” of the Escrow Amount shall mean, with respect to each Company Stockholder, that portion of the Escrow Amount equal to a fraction, the numerator of which is the number of Closing Shares to be received by such Company Stockholder pursuant to Section 1.7(b) and the denominator of which is the total number of Closing Shares to be received by all Company Stockholders pursuant to Section 1.7(b).

1.8 INTENTIONALLY LEFT BLANK.

1.9 Exchange Procedure. (a) As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent) will send to each Company Stockholder a letter of transmittal, in substantially the form attached hereto as Exhibit B, for use in exchanging all Company Certificates registered in the name of such Company Stockholder for the Merger Consideration to which such Stockholder may be entitled as determined in accordance with the provisions of this Agreement. Upon surrender by a Company Stockholder of all Company Certificates (or lost certificate affidavits) registered in the name of such Company Stockholder to Parent (or its designee), together with a duly executed letter of transmittal, such Company Stockholder will be entitled to receive, in exchange for all of such Company Certificates, the portion of the Merger Consideration to which such Company Stockholder may be entitled (as determined in accordance with the provisions of this Agreement), and such Company Certificates will be canceled. It is intended that such letter of transmittal will contain provisions requiring each executing Stockholder thereof to, (i) make certain representations and warranties with respect to such executing Company Stockholder and the shares of Company Common Stock owned or held by such executing Company Stockholder, (ii) waive all appraisal or dissenters rights and (iii) deliver original Company Certificates (or an affidavit of loss and indemnity) together with blank stock powers and other instruments of transfer, in each case in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to issue shares of Parent Common Stock to such Company Stockholder.

(b) Shares of Parent Common Stock issued pursuant to the Merger shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Company Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to Parent (or its designee or exchange agent) all documents necessary to evidence and effect such transfer and shall pay to Parent (or its designee or exchange agent) any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent (or its designee or exchange agent) that such tax has been paid or is not applicable.

(c) After the Effective Time, Company Common Stock will cease to be, and holders of Company Common Stock will have no rights as, Company Stockholders, other than (i) in the case of shares other than Dissenting Shares, the rights to receive the Merger Consideration, as provided in this Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Section 262 of the DGCL. Until surrendered for cancellation in accordance with the provisions of this Section 1.9, each Certificate representing shares of Company Common Stock shall, from and after the Effective Time, represent (i) in the case of shares other than Dissenting Shares, the right of the applicable Company Stockholder to receive the Merger Consideration and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL. Neither Parent nor the Company nor any other person will be liable to any holder or former holder of shares of Company Common Stock for any shares, or any dividends or other distributions with respect thereto, properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(d) No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Company Certificates until such holders surrender such Company Certificates or comply with Section 1.9 hereof. Upon compliance with all of the provisions of this Article I, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions declared with respect to Parent Common Stock with a record date after the Effective Time, and the amount of any portion of the Merger Consideration to which such holders may be entitled pursuant to this Agreement, and, in each case, not previously paid solely because of the failure to surrender such Company Certificates for exchange.

1.10 Cancellation of Shares. Immediately prior to the Effective Time, each share of Company Common Stock either held in the Company’s treasury or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(e)) of Parent or the Company, shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms of this Article I (together with any cash in lieu of fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock under this Article I. If, after the Effective Time, Company Certificates are presented to Parent or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.12 Company Stock Options and Warrants. At the Effective Time:

(a) 354,605 options to purchase shares of Company Common Stock (“Company Options”) outstanding under the Company’s 2008 Equity Incentive Plan (the “Company Incentive Plan”), by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Parent in accordance with Section 5.4, and converted into options of Parent as follows: 2,260,366 options at an exercise price of $2.57 per share and 244,437 options at an exercise price of $2.83 per share.

(b) 246,243 warrants (“Company Warrants”) to purchase shares of Company Capital Stock (as herein defined) then outstanding, by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Parent in accordance with Section 5.4, and converted into warrants to acquire Parent Common Stock as follows: 1,402,571 warrants at an exercise price of $2.83 per share and 336,802 warrants at an exercise price of $2.12 per share.

1.13 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.001 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.001 per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

1.14 Adjustments to Exchange Ratios. Notwithstanding any other provision of this Agreement, the Exchange Ratio shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to Parent Common Stock or, if permitted by the terms of Section 4.1, Company Common Stock, as the case may be, occurring during the Interim Period (as defined in Section 4.1).

1.15 Dissenters Rights. (a) Notwithstanding any other provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by any “Person” (as defined in Section 13(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), who (i) has not voted such shares in favor of adoption of this Agreement and the Merger; and (ii) properly demands appraisal of such shares pursuant to, and in compliance with, Section 262 of the DGCL (“Section 262”) such shares (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but rather the holders of Dissenting Shares shall be entitled only to payment of the fair market value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to seek appraisal under Section 262, then such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

1.16 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Closing Average. For purposes of this Agreement, the “Closing Average” shall be the average last reported closing trading price per share of Parent Common Stock (rounded up to the nearest cent) on the OTC Bulletin Board for the ten (10) consecutive trading days ending on the second trading day immediately prior to the Effective Time.

1.17 No Liability. Notwithstanding any other provision of this Agreement, none of the Parent or the Surviving Corporation or Representative shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.18 The Representative.

(a) By virtue of the adoption of this Agreement, the Escrow Agreement and approval of the Merger and the transactions contemplated hereby by the Company Stockholders, each Company Stockholder (regardless of whether or not such Company Stockholder votes in favor of the adoption of the Agreement, the Escrow Agreement and the approval of the Merger and the transactions contemplated hereby, whether at a meeting or by written consent in lieu thereof) shall be deemed to have appointed, effective from and after the approval of the Merger, Representative to act as his, her or its representative and true and lawful attorney-in-fact, with full power of substitution, in such holder’s name and on such holder’s behalf, under this Agreement and the Escrow Agreement in the absolute discretion of the Representative in accordance with the terms of this Section 1.18. This power of attorney and all authority hereby conferred is irrevocable and shall not be terminated by any act of any such holder, by operation of law or by any other event, except as expressly set forth herein. The Representative may resign and shall be discharged of his duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of such resignation, or in the event of death or inability to act of the Representative, a successor shall be named from among the holders of Company Common Stock or their designated representatives upon the affirmative vote of the holders of a majority of the Company Common Stock outstanding as of the Closing. Any person or entity appointed to replace a former Representative shall execute a statement agreeing to perform the duties set forth in this Agreement. The appointment of a replacement Representative shall become effective upon delivery of such statement to Parent and the Surviving Corporation. Each successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative, and the term “Representative” as used herein shall be deemed to include such successor Representative.

(b) From and after the Effective Time, the Representative shall be authorized to: (i) take all actions required by, and exercise all rights granted to, the Representative in this Agreement and in the Escrow Agreement; (ii) receive all notices or other documents given or to be given to the Representative by Parent pursuant to this Agreement and the Escrow Agreement; (iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement and the Escrow Agreement; (iv) execute and deliver all agreements, certificates and documents required by the Representative in connection with any of the Merger and the transactions contemplated by this Agreement and the Escrow Agremeent; (v) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement and the Escrow Agreement; and (vi) take such other action as is necessary on behalf of the Company Stockholders in connection with this Agreement, the Escrow Agreement and the Merger and the transactions contemplated hereby, including, without limitation, all such other matters as the Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Escrow Agreement. Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof, nor shall Representative be responsible for the validity or sufficiency of this Agreement or the Escrow Agreement.

(c) By virtue of the adoption of this Agreement, the Escrow Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders, each Company Stockholder shall be deemed to have (i) released the Representative from, and agreed to indemnify the Representative against, liability for any action taken or not taken by the Representative in its capacity as such Representative, except for the liability of the Representative to a Company Stockholder for loss which such holder may suffer from fraud committed by the Representative in carrying out its duties hereunder, and (ii) appointed, as of such approval, the Representative as such Company Stockholder’s true and lawful agent and attorney-in-fact to enter into any agreement in connection with the Merger and the transactions by this Agreement and the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on such Company Stockholder under any such agreement, to give and receive notices on such Company Stockholder’s behalf and to be such Company Stockholder’s exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Surviving Corporation may be entitled to indemnification. All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Company Stockholders.

1.19 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent (the “Company Disclosure Schedule”), the Company, on behalf of itself and its Subsidiaries represents and warrants to Parent that the statements contained in this Article II are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any effect that results from changes in general economic conditions or changes in securities markets in general, (ii) any effect that results from general changes in the industries in which the Company operates, (iii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, (B) any actions taken by or losses of employees or (C) any delays or cancellations of orders, (iv) any effect that results from any action taken pursuant to or in accordance with this Agreement, or (v) any issue or condition otherwise known to the other party prior to the date of this Agreement. Whenever a representation or warranty made by the Company herein refers to the “knowledge of the Company,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing in each jurisdiction as listed in Section 2.1(a) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

(b) The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each Subsidiary of the Company. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth on Section 2.2(a) of the Company Disclosure Schedule.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing in each jurisdiction as listed in Section 2.2(b) of the Company Disclosure Schedule, which is a complete list of all such jurisdictions where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Subsidiary of the Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws or similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws or similar organizational documents.

(d) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including, without limitation, any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(e) For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnerships of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership); or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

2.3 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of preferred stock (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”).

(b) As of the date hereof: (i) 3,694,737 shares of Company Common Stock are issued and outstanding; (ii) no shares of Company Preferred Stock are issued and outstanding; (iii) no shares of Company Common Stock are held in the treasury of the Company; (iv) 354,605 shares of Company Common Stock are duly reserved for issuance pursuant to outstanding Company Options; and (v) 246,243 shares of Company Common Stock are duly reserved for issuance upon exercise of outstanding Company Warrants and (vi) a sufficient number of shares are reserved for issuance upon the conversion of any convertible notes issued by the Company. Except as described above, as of the date hereof, there are no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. Section 2.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all holders of Company Capital Stock indicating the number and class or series of Company Capital Stock held by each of them.

(c) Section 2.3(c) of the Company Disclosure Schedule also sets forth a true, complete and correct list of the holders of all Company Options and Company Warrants, including: (i) the number and class of Company Capital Stock subject to each such Company Stock Option or Company Warrant; (ii) the date of grant; (iii) the exercise price; (iv) the date of grant, the vesting schedule, as applicable, and expiration date; and (v) any other material terms, including, without limitation, any terms regarding the acceleration of vesting.

(d) All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Options and Company Warrants, will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

(e) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company’s stockholders may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(f) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(g) There are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the knowledge of the Company, any of the Company’s stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or its Subsidiaries.

2.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and other transactions contemplated hereby. Subject to Stockholder Approval (as hereafter defined), the execution and delivery of this Agreement and the Escrow Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Merger and other transactions contemplated hereby, have been or will be as of the Closing, duly authorized by all corporate action on the part of the Company and no other corporate proceedings are necessary.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; and (iv) the extent that any provision relating to indemnity and/or contribution is contrary to law or public policy as interpreted or applied by any court or governmental agency (collectively, the “Equitable Exceptions”).

(c) The execution and delivery of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person to, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to (x) result in a Company Material Adverse Effect, (y) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis or (z) result in a liability or loss to the Surviving Corporation in excess of $25,000.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; and (ii) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to (A) result in a Company Material Adverse Effect; (B) impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis or (C) result in a liability or loss to the Surviving Corporation in excess of $25,000.

2.5 Board Approval; Required Vote.

(a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement and the Escrow Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement and the Escrow Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the Company’s stockholders (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement and the Escrow Agreement; and (iv) directed that this Agreement and the Escrow Agreement be submitted to the Company’s Stockholders for their approval and adoption.

(b) The affirmative vote of the holders of a majority of the outstanding Company Common Stock (such holders, the “Requisite Holders”), at a special meeting of the Company Stockholders or the approval of such Requisite Holders evidenced by executed written consents in lieu of such meeting (a “Written Consent”), are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, the Escrow Agreement and to approve the Merger and the other transactions contemplated hereby (“Stockholder Approval”).

2.6 Financial Statements and Information. The Company has previously delivered to Parent true, complete and correct copies of its (i) audited balance sheet as of and for December 31, 2006 and December 31, 2007 and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended; and (ii) unaudited consolidated balance sheet as of the quarter ended March 31, 2008 (the “Most Recent Balance Sheet Date”) (including the notes thereto, the “Most Recent Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow as of the Most Recent Balance Sheet Date (together, the “Company Financial Statements”). Such financial statements and notes (i) fairly present the consolidated financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with United States generally accepted accounting principles (“GAAP”), subject, in the case of interim financial statements, to normal recurring and non-material year-end adjustments; (ii) contain and reflect all necessary adjustments, accruals, provisions and allowances for a fair presentation of its financial condition and the results of its operations for the periods covered by such financial statement; (iii) to the extent applicable, contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes (as defined in Section 2.15) with respect to the periods then ended and all prior periods; and (iv) with respect to contracts and commitments for the sale of goods or the provision of services by the Company, contain and reflect adequate reserves for all reasonably anticipated losses and costs and expenses in excess of expected receipts. The financial statements referred to in this Section 2.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

2.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the Most Recent Balance Sheet; and (ii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both type and amount, or (iii) liabilities of the type not required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP (or the notes thereto), and except as set forth on Section 2.7 of the Company Disclosure Schedule.

2.8 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any action, event or occurrence which has had a loss or liability to the Company in excess of $25,000; or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Material Agreements, Contracts and Commitments.

(a) Section 2.9(a) of the Company Disclosure Schedule set forth each agreement (or series of related agreements), contract or commitment (whether written or oral) to which the Company or its Subsidiaries is a party that (i) provides for payments to third parties in excess of $25,000; (ii) grants any third party rights to license, market or sell any of the Company’s or its Subsidiaries products or services; (iii) grants any third party “most favored nation” pricing status; (iv) establishes a partnership or joint venture; (v) creates, incurs, assumes or guarantees any obligation or indebtedness; (vi) creates a security interest in, or allows for the transfer of, any assets of the Company or its Subsidiaries, whether tangible or intangible; (vii) provides for employment or consulting services; (viii) involves any officer, director, stockholder or Affiliate (as defined in Section 2.15(v)) of the Company; (ix) imposes upon the Company or its Subsidiaries any obligation of confidentiality, non-competition or non-solicitation; (x) requires the Company or its Subsidiaries to indemnify any party thereto; (xi) could reasonably be expected to result in a Company Material Adverse Effect in the event of default or termination of such agreement; and (xii) was not entered into in the ordinary course of business (collectively, the “Company Material Contracts”).

(b) Neither the Company nor its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or its Subsidiaries.

(c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding and enforceable against the Company and in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d) The Company has made available to Parent a true, complete and correct copy of each agreement listed in Section 2.9(a) of the Company Disclosure Schedule.

2.10 Compliance with Laws.

Each of the Company and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Company Material Adverse Effect.

2.11 Material Permits.

(a) Schedule 2.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all federal, state, local and foreign governmental licenses, permits, franchises and authorizations issued to or held by the Company or its Subsidiaries (collectively, the “Material Permits”).

(b) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of the Material Permits.

(c) Each Material Permit is in full force and effect and the Company has not received any written notice that an action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim (each, a “Proceeding”) is pending against the Company. To the knowledge of the Company, there is no Proceeding threatened against the Company which seeks to revoke or limit any Material Permit.

(d) The rights and benefits of each Material Permit will be available to the Surviving Corporation and its Subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries immediately prior to the Effective Time.

2.12 Litigation. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries which, if decided adversely could be considered reasonably likely to result in (i) a Company Material Adverse Effect or (ii) damages payable by the Company or any of its Subsidiaries in excess of $25,000 in the aggregate; (iii) impair or prevent the Surviving Corporation and its Subsidiaries from conducting the business and operations as currently conducted by the Company and its Subsidiaries; or (iv) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis, except as set forth on Section 2.12 of the Company Disclosure Schedule.

2.13 Restrictions on Business Activities. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current or reasonably foreseeable business practice of the Company or its Subsidiaries; or (ii) any acquisition of any Person or property by the Company or its Subsidiaries.

2.14 Employees.

(a) Section 2.14(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company and sets forth each such individual’s rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former shareholder, officer, director, employee, or any consultant. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service, or accelerated rights to payments under any of the agreements set forth in Section 2.14(a) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated herein that could result in the payment of any such benefits or payments. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of the Company’s or any of its Subsidiaries’ employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no threatened or pending claims, charges, actions, lawsuits or proceedings alleging claims against the Company or any Subsidiary brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices. All employees have entered into nondisclosure and assignment of inventions agreements with the Company or its Subsidiaries, true, complete and correct copies of which have previously been made available to Parent. No key employee or group of employees has threatened to terminate employment with the Company or its Subsidiaries or, to the knowledge of the Company, has plans to terminate such employment.

(b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees; neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; since the date of incorporation or organization, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The Company does not have nor at the Closing will the Company have any obligation under the Worker Adjustment and Restraining Notification Act. The Company and each of its Subsidiaries is in material compliance with all applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws.

2.15 Taxes.

(a) All Tax Returns (as defined below) required to be filed by or on behalf of the Company and each of its Subsidiaries were filed when due. All such Tax Returns were correct and complete in all respects. Neither the Company nor any of its Subsidiaries has requested or been granted any extension of time to file any Tax Return that has not been filed. Section 2.15(a) of the Company Disclosure Schedule lists all Tax Returns filed with respect to the Company and any of its Subsidiaries for which the statute of limitations has not yet expired.

(b) The Company and each of its Subsidiaries has paid all Taxes (as defined blow) due and owing by it (whether or not such Taxes are shown or required to be shown on any Tax Return). The Company and each of its Subsidiaries have withheld and paid all Taxes that they are required to withhold and pay with respect to amounts paid or owing to any employee, independent contractor, equity owner, creditor, or other third party.

(c) The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes to reflect book/tax timing differences) set forth on the face of the Company Financial Statements (rather than any notes thereto), as adjusted through the Closing Date in accordance with past custom and practice. Since the date of the Company Financial Statements, the Company and its Subsidiaries have not incurred any liability for Taxes arising from extraordinary gains or losses (within the meaning of GAAP), outside the ordinary course of business in accordance with past custom and practice.

(d) Neither the Company nor any of its Subsidiaries is the subject of any extension or waiver of the limitations period for assessment or collection of any Taxes, which period (after giving effect to such extension or waiver) has not yet expired.

(e) Section 2.15(e) of the Company Disclosure Schedule lists all Tax Returns that have been audited by any Taxing Authority (as defined below). All deficiencies asserted by any Taxing Authority arising from audits have been paid in full. The Company has delivered to Parent correct and complete copies of all correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any audit. There is no action, audit, investigations, proceeding (whether administrative or judicial), or suit in progress, pending, or threatened relating to Taxes of the Company.

(f) No Taxing Authority has proposed, assessed, or asserted any deficiency or adjustment for any Tax, and the Company or any of its Subsidiaries is not aware of circumstances indicating that any Taxing Authority may propose, assess, or assert such a deficiency or adjustment or otherwise assess any additional Taxes. The Company or any of its Subsidiaries is not aware of any proposed reassessments by any Taxing Authority of the value or other tax base of any property owned by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than such a group of which the Company was the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement.

(i) Neither the Company nor any of its Subsidiaries is presently liable for the Taxes of any other Person (other than the Company and its Subsidiaries), including but not limited to: (i) by reason of Treasury Regulation (as defined below) Sec. 1.1502-6; (ii) as a transferee or successor; or (iii) by contract or indemnity.

(j) There are no Liens for Taxes upon the Company’s or any of its Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(k) The Company Disclosure Schedule contains a list of all jurisdictions in which the Company or any of its Subsidiaries is or may be subject to any Tax. No Taxing Authority has claimed, asserted, or investigated whether the Company or any of its Subsidiaries is subject to Tax in any other jurisdiction.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Taxing Authority executed on or before the date of this Agreement; or (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting.

(m) Neither the Company nor any of its Subsidiaries is the subject of any private letter ruling or similar ruling issued by any Taxing Authority.

(n) None of the Company’s or any of its Subsidiaries’ assets: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(o) Neither the Company nor any of its Subsidiaries has made any payment or incurred any liability, and neither the Company nor any of its Subsidiaries is or will become obligated to make any payment or incur any liability (under any agreement entered into on or before the date of this Agreement) that would be, separately or in the aggregate: (a) an “excess parachute payment” within the meaning of Section 280G of the Code; or (b) not fully deductible by reason of Section 162(m) of the Code.

(p) Neither the Company nor any of its Subsidiaries has ever distributed the stock or another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

(q) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the 5-year period that will end on the Closing Date.

(r) Section 2.15(u) of the Company Disclosure Schedule lists: (i) the tax basis of each of the assets of the Company and each of its Subsidiaries; and (ii) the amounts of any net operating loss, net capital loss, unused credit, or excess charitable contribution of the Company and each of its Subsidiaries.

(s) Neither the Company nor, to the knowledge of the Company, any of its affiliates, as defined by Rule 12b-2 of the Exchange Act (“Affiliates”), knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(t) For purposes of this Agreement: “Tax” means: (i) any federal, state, county, local, foreign, or other ad valorem, alternative or add-on minimum, capital stock, communications, custom, disability, duty, employment, environmental, escheat, estimated, excise, franchise, gross income, gross receipts, license, net income, occupation, payroll, premium, profits, property, registration, sales, severance, social security, stamp, transfer, unclaimed property, unemployment, use, utility, value-added, wage, windfall profits, withholding, and other taxes, government fees, or other assessments of any kind whatsoever; (ii) any interest, penalties, additions to tax, or additional amount imposed by any Taxing Authority with respect thereto, whether disputed or not; and (iii) any amount described in clauses (i) or (ii) for which a Person is liable by reason of Treasury Regulation Sec. 1.1502-6, as a transferee or successor, or by contract, indemnity, or otherwise; “Tax Return” means any return, statement, report, form, or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof; “Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax; and “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code; any reference to any particular Treasury Regulations section shall include any revision, successor, predecessor to that section, regardless of how numbered or classified, and any corresponding provision of state, local, or foreign Tax law.

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each Employee Benefit Plan (as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, the most recent determination letter received from the IRS and all current summary plan descriptions and summaries of material modifications have been made available for review by Parent together with the most recent annual reports (Forms 5500 including all applicable schedules and attachments thereto) prepared in connection with any such plan or trust. The Company and its ERISA Affiliates (as defined below) have made available to Parent with respect to each Employee Benefit Plan that is sponsored, maintained or entered into solely by the Company or its ERISA Affiliates: (i) the most recent audited financial statement and actuarial valuation, (ii) all material correspondence relating to any such Employee Benefit Plan between the Company or its Subsidiaries and any government agency or regulatory body, including, without limitation, the U.S. Department of Labor, Pension Benefit Guaranty Corporation or IRS dated within three (3) years of the date hereof, (iii) all nondiscrimination testing for the past three (3) years, and (iv) all related agreements, collective bargaining agreements, insurance contracts and other agreements which implement each such Employee Benefit Plan. Neither the Company nor its Subsidiaries has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Benefit Plan.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has, in the past six (6) years, sponsored, maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA (as defined below) or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan,” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Employee Benefit Plan is a multiple employer welfare arrangement subject to Section 3(40) of ERISA.

(c) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each corresponding trust exempt from Section 501 of the Code is the subject of a favorable determination letter from the IRS, or the plan sponsor is entitled to rely on a favorable advisory or opinion letter issued with respect to such plan document in accordance with IRS Announcement 2001-77 and nothing has occurred that may reasonably be expected to cause the loss of such qualification or exemption. Each Employee Benefit Plan has been maintained in material compliance with its terms and with Applicable Law (as defined below); all contributions required to be made under each Employee Benefit Plan have been made or accrued in full and proper form on or before their due dates or adequate amounts have been accrued, in accordance with GAAP, for contributions to each Employee Benefit Plan for the period ending with the Closing Date; there has been no “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan; all Employee Benefit Plans conform to, and in their operation and administration are in material compliance with, the terms thereof and requirements prescribed by any and all applicable laws (including ERISA and the Code) currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS, Secretary of the Treasury or the Pension Benefit Guaranty Corporation), and the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or material violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Employee Plans. No event during the seven (7) year period prior to and ending on the Closing Date has occurred which could reasonably be expected to give rise to any liability under Section 4069 of ERISA with respect to the Company or its Subsidiaries.

(d) Except as otherwise provided in this Agreement or set forth in Schedule 2.16(d) of the Company Disclosure Schedules, the consummation of the Merger and the transactions contemplated hereby will not directly or indirectly entitle any employee or independent contractor of the Company or any of its Subsidiaries to any severance pay or acceleration of the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Employee Benefit Plan and no payment under any Employee Benefit Plan or which is otherwise to be made by the Company or its Subsidiaries is nondeductible as a result of Section 280G of the Code.

(e) Each Employee Benefit Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all laws applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. All Employee Benefit Plans have been and are administered in all respects in accordance with the privacy and security standards under the Health Insurance Portability and Accountability Act of 1996. Except as set forth in Schedule 2.16(e) of the Company Disclosure Schedule, no Employee Benefit Plan or written or oral agreement exists that obligates the Company or its ERISA Affiliates to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or its Subsidiaries following such employee’s, former employee’s or director’s termination of employment with the Company or its Subsidiaries, other than COBRA Coverage, any state law similar to COBRA or death benefits pursuant to any qualified retirement plan.

(f) Except as set forth in Schedule 2.16(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(g) Excluding routine claims for benefits, there is no action, suit, audit, proceeding, lien or, to the knowledge of the Company, investigation pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Benefit Plan before any court or arbitrator or any Governmental Authority, or state, federal or local official.

(h) Except as set forth in Section 2.16(h) of the Company Disclosure Schedules, no Employee Benefit Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate, and no Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code.

(i) There are no restrictions on the ability of the sponsor of each Employee Benefit Plan to amend or terminate any such plan, and the Company or its ERISA Affiliates, as applicable, have reserved the right of the sponsor to amend, modify or terminate any such Employee Benefit Plan, or any portion of it, and no representations (whether orally or in writing) have been made that would conflict with or contradict such reservation of right.

(j) No Employee Benefit Plan or other compensation or benefit arrangement provides options, restricted stock or equity awards based, directly or indirectly, on any class of stock or equity of the Company or its Subsidiaries. Each Employee Benefit Plan that provides for non-qualified deferred compensation, within the meaning of Section 409A, is in good faith compliance with Section 409A of the Code and nothing has occurred with respect to such Employee Benefit Plan(s) since October 3, 2004, which would cause Section 409A(a)(1) of the Code to be applicable to such Employee Benefit Plan(s).

(k) No Employee Benefit Plans are subject to the laws of any jurisdiction outside the United States.

(l) For purposes of this Agreement, “Applicable Law” or “Applicable Laws” means, with respect to any Person, any and all laws (including the common law), ordinances, constitutions, regulations, statutes, treaties, rules, codes, regulations, orders, licenses, requirements, standards, prohibitions, schedules, timetables and injunctions adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any Governmental Authority having jurisdiction over such Person or any of such Person’s properties or assets;“Employee Benefit Plan” means any written or unwritten “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and all bonus, stock or other security, option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, “change in control,” termination, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment or executive compensation or severance agreements, written or otherwise, that have been sponsored or maintained or entered into or required to be contributed to for the benefit of, or relating to, any present or former employee or director of the Company or its Subsidiaries during the ten (10) year period prior to and including the Closing Date or for which the Company or any of its ERISA Affiliates has any current or future liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

2.17 Tangible Assets.

Each of the Company and its Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as currently conducted.

2.18 Real Property Leases. Section 2.18 of the Company Disclosure Schedule sets forth all real property leases or subleases to or by the Company or its Subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. The Company has delivered to Parent true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.18 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.18 of the Company Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable against the Company and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(b) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party, has received any notice that it is in breach or violation of, or default under, any such lease or sublease, and to the knowledge of the Company no event has occurred, is pending or, threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or its Subsidiaries or, to the knowledge of Company, any other under such lease or sublease;

(c) neither the Company nor its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

(d) there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the intended use or the occupancy by the Company or its Subsidiaries of the property subject thereto.

2.19 Insurance.

(a) Section 2.19(a) of the Company Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or its Subsidiaries is a party (the “Insurance Policies”). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Company and its Subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b) There are no material claims pending as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and, neither the Company nor its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.20 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights, to all patents (including, without limitation, any registrations, continuations, continuations in part, renewals and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans and general intangibles of like nature, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing (collectively, the “Company Intellectual Property”), together with all goodwill related to any of the foregoing, in each case as is used to conduct their respective businesses as presently conducted and as is reasonably foreseeable to be conducted. None of the Company Intellectual Property is the subject of any pending or, to the knowledge of the Company, threatened suit, action or proceeding. None of the Company Intellectual Property is subject to any outstanding injunction, judgment, order or settlement and the Company, or its Subsidiaries, as the case may be, has fully complied with, paid and otherwise satisfied all such obligations.

(b) Section 2.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and Subsidiaries. All patents, registered trademarks, service marks and copyrights which are held by the Company or its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are valid, enforceable and subsisting and no allegation of invalidity or conflicting ownership, or inventorship with respect to patents, in whole or in part, has been received by the Company or its Subsidiaries nor, to the knowledge of the Company, is there any reasonable basis therefor.

(c) Neither the Company nor its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property or any licenses, sublicenses and other agreements as to which the Company or its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights owned by third parties (the “Third Party Intellectual Property”), the breach of which could be considered reasonably likely to result in a Company Material Adverse Effect or a liability or loss to the surviving corporation in excess of $25,000.

(d) Neither the Company nor its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement of any Third Party Intellectual Property and, to the knowledge of the Company, there is no reasonable basis for any such claim or allegation.

(e) To the knowledge of the Company (i) no other Person has any rights to any of the Company Intellectual Property; and (ii) no other Person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(f) Section 2.20(f) of the Company Disclosure Schedule sets forth each license or other agreement (or type of license or other agreement) pursuant to which the Company or its Subsidiaries has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

(g) Section 2.20(g) of the Company Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or one its Subsidiaries, and the license or agreement or its Subsidiaries pursuant to which the Company or its Subsidiaries uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click-wrap” licenses).

2.21 Environmental Matters.

(a) To the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws (as defined in subsection (g)), which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof and except for such non-compliance as will not have a Company Material Adverse Effect.

(b) Neither the Company nor its Subsidiaries has received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or its Subsidiaries is not in full compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is responsible (or potentially responsible) for the cleanup of any Materials of Environmental Concern (as defined in subsection (g)) at, on or beneath its facilities or at, on or beneath any land adjacent thereto, and there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance in the future.

(c) To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including, without limitation, the release of any Materials of Environmental Concern, that could reasonably be expected to result in a claim against the Company or its Subsidiaries under any Environmental Law.

(d) The Company has made available to Parent true, complete and correct copies of all of the Company’s environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) To the knowledge of the Company, none of the facilities ever used by the Company or its Subsidiaries has ever been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for chemicals used in the ordinary course of business of the Company and its Subsidiaries, all of which chemicals have been stored and used in strict compliance with all applicable Material Permits and Environmental Laws.

(f) Neither the Company nor its Subsidiaries is the subject of any federal, state, local, foreign or private litigation or proceedings involving a demand for damages or other potential liability with respect to any alleged violations of Environmental Laws.

(g) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, “Environmental Law” shall mean any federal, state, local or foreign law or statute, or any rule or regulation implementing such law or statute and any applicable case law or administrative decision, in each case existing and in effect on the date hereof relating to pollution or protection of the environment, including, without limitation, any statute or regulation pertaining to: (i) treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and (viii) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern, and “Materials of Environmental Concern” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

2.22 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet are valid, current and collectible subject to no setoffs or counterclaims taking into account the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company and its Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid, current and collectible, subject to no setoffs or counterclaims and net of a reserve for bad debts proportionate in amount to the reserve shown on the Most Recent Balance Sheet.

2.23 Certain Business Practices. Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or Affiliate thereof has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

2.24 Customers and Suppliers; Effect of Transaction.

(a) Section 2.24(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) each customer to whom the Company has made more than ten percent (10%) of its sales during its most recent six-month period; and (ii) each supplier that is the sole supplier of any significant product or service to the Company or its Subsidiaries. Since the Company’s Most Recent Balance Sheet Date, there has not been (A) any materially adverse change in the business relationship of the Company or its Subsidiaries with any customer named in the Company Disclosure Schedule or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any customer named in the Company Disclosure Schedule. During the past three years, neither the Company nor its Subsidiaries has received any customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.

(b) No creditor, supplier, employee, client, customer or other Person having a business relationship with the Company or its Subsidiaries has informed the Company or its Subsidiaries that such Person intends to materially change its relationship with the Company or its Subsidiaries because of the transactions contemplated by this Agreement or otherwise.

2.25 Government Contracts. Neither the Company nor its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened.

2.26 Interested Party Transactions. Except as set forth on Section 2.26 of the Company Disclosure Schedule, during the past three years, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if the Company and its Subsidiaries were required to report such information in periodic reports pursuant to the Exchange Act.

2.27 Books and Records. The minute books and other similar records of the Company and each of its Subsidiaries contain true, complete and correct records of all actions taken at any meetings of the Company’s stockholders or its Subsidiaries, Board of Directors or any committee thereof and of all written consents in lieu of the holding of any such meeting. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

2.28 Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.29 Disclosure. None of the representations or warranties of the Company contained herein and none of the statements contained in the Company Disclosure Schedule contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE II, NEITHER THE COMPANY, NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of the Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) any effect that results from changes in general economic conditions or changes in securities markets in general, (ii) any effect that results from general changes in the industries in which the Parent and its Subsidiaries operate, (iii) any effect related to the public announcement or pendency of the transactions contemplated by this Agreement, including, without limitation, (A) any actions of competitors, (B) any actions taken by or losses of employees or (C) any delays or cancellations of orders, (iv) any effect that results from any action taken pursuant to or in accordance with this Agreement, or (v) any issue or condition otherwise known to the other party prior to the date of this Agreement. Whenever a representation or warranty made by the Parent herein refers to the “knowledge of the Parent,” or words to such effect, such knowledge shall be deemed to consist only of the actual knowledge of the executive officers of the Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Parent with respect to the matter in question.

3.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to carry on the businesses as it is now being conducted or currently planned to be conducted, and to own and use the properties owned and used by it.

(b)  Merger Sub is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(c) Parent has provided the Company will true and correct copies of its and Merger Sub’s certificate of incorporation and bylaws, as the same may be amended through the date hereof.

3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 75,000,000 shares of Parent Common Stock; and (ii) 5,000,000 shares of preferred stock, $.001 par value per share (“Parent Preferred Stock”).

(b) As of the close of business on the date hereof: (i) 6,782,000  shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 1,000,000 shares of Parent Common Stock were duly reserved for future issuance pursuant to stock grants pursuant to Parent’s 2007 Employee, Director and Consultant Stock Plan; and (v) 7,045,454 shares of Parent Common Stock were duly reserved for future issuance pursuant to warrants issued by Parent. Except as described above or in the Parent SEC Reports (as defined below), as of such date, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding. Except as described above or in , there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Parent is a party or bound obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Parent or obligating the Parent to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Parent nor its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(c) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or similar rights.

(d) There are sufficient shares of Parent Common Stock available for Parent to perform its obligations hereunder.

3.3 Authority; No Conflict; Required Filings.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all corporate action on the part of Parent and Merger Sub and no other corporate proceedings are necessary.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement do not, the performance by either Parent or Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or require the consent of any Person, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) compliance with any applicable requirements under the Securities Act; (iii) compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (v) compliance with any applicable requirements of the OTC Bulletin Board or any exchange on which the Parent Common Stock is traded; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Parent Material Adverse Effect.

3.4 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the Securities Exchange Commission (the “SEC”) since January 1, 2007, including, without limitation, all exhibits required to be filed therewith, and has made available to the Company true, complete and correct copies of all of the same so filed (including any forms, reports and documents incorporated by reference therein or filed after the date hereof, the “Parent SEC Reports”). The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act and the rules and regulations promulgated thereunder, and with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, in each case applicable to such Parent SEC Reports at the time they were filed; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the “Parent Financial Statements”), complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

3.5 Subsidiaries.  The Parent SEC Reports set forth a true, complete and correct list of each Subsidiary of the Parent. The Parent does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not set forth in Parent’s SEC Reports.

3.6 Absence of Certain Changes. Since December 31, 2007, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Parent Material Adverse Effect; (ii) any action, event or occurrence which has had a loss or liability to the Parent in excess of $25,000; or (iii) any other action, event or occurrence that would have required the consent of the Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Merger Sub. The Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. The Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.6 Litigation. Since December 31, 2007, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Parent, threatened, against the Parent or its Subsidiaries which, if decided adversely could be considered reasonably likely to result in (i) a Parent Material Adverse Effect or (ii) damages payable by the Parent or any of its Subsidiaries in excess of $25,000 in the aggregate; or (iii) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

3.10 Compliance. Each of the Parent and its Subsidiaries has at all times complied with all federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any written claim or notice of violation of, any such statutes, laws and regulations with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Parent Material Adverse Effect.

3.11 Material Agreements, Contracts and Commitments.

(a) All material contracts required to be filed with the Parent SEC Reports have been so filed (collectively, the “Parent Material Contracts”). There are no Parent Material Contracts that are required to be filed with the SEC but have not been filed because it is premature to file.

(b) Neither the Parent nor its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Parent or its Subsidiaries.

(c) Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is valid, binding, enforceable and in full force and effect and, to the knowledge of the Parent, no other party to such contract is in default in any material respect.

(d) The Parent has made available to the Company a true, complete and correct copy of each Parent Material Contract.

3.12 Taxes.

(a) All Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries were filed when due. All such Tax Returns were correct and complete in all respects. Neither Parent nor any of its Subsidiaries has requested or been granted any extension of time to file any Tax Return that has not been filed.

(b) Parent and each of its Subsidiaries has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on any Tax Return). Parent and each of its Subsidiaries have withheld and paid all Taxes that they are required to withhold and pay with respect to amounts paid or owing to any employee, independent contractor, equity owner, creditor, or other third party.

(c) Neither Parent nor any of its Subsidiaries is the subject of any extension or waiver of the limitations period for assessment or collection of any Taxes, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Section 3.12(d) of the Parent Disclosure Schedule lists all Tax Returns that have been audited by any Taxing Authority. All deficiencies asserted by any Taxing Authority arising from audits have been paid in full. Parent has delivered to the Company correct and complete copies of all correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any audit. There is no action, audit, investigations, proceeding (whether administrative or judicial), or suit in progress, pending, or threatened relating to Taxes of Parent.

(e) No Taxing Authority has proposed, assessed, or asserted any deficiency or adjustment for any Tax, and Parent or any of its Subsidiaries is not aware of circumstances indicating that any Taxing Authority may propose, assess, or assert such a deficiency or adjustment or otherwise assess any additional Taxes. Parent or any of its Subsidiaries is not aware of any proposed reassessments by any Taxing Authority of the value or other tax base of any property owned by Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries has ever been a member of any affiliated, consolidated, combined, or unitary group (other than such a group of which Parent was the common parent) or participated in any other arrangement whereby any income, revenues, receipts, gains, credits, expenses, or losses were determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains, credits, expenses, or losses of any other Person.

(g) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement.

(h) Neither Parent nor any of its Subsidiaries is presently liable for the Taxes of any other Person (other than Parent and its Subsidiaries), including but not limited to: (i) by reason of Treasury Regulation Sec. 1.1502-6; (ii) as a transferee or successor; or (iii) by contract or indemnity.

(i) There are no Liens for Taxes upon Parent’s or any of its Subsidiaries’ assets, other than for current Taxes not yet due and payable.

(j) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Taxing Authority executed on or before the date of this Agreement; or (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting.

(k) Neither Parent nor any of its Subsidiaries is the subject of any private letter ruling or similar ruling issued by any Taxing Authority.

(l) None of Parent’s or any of its Subsidiaries’ assets: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(m) Neither Parent nor any of its Subsidiaries has made any payment or incurred any liability, and neither Parent nor any of its Subsidiaries is or will become obligated to make any payment or incur any liability (under any agreement entered into on or before the date of this Agreement) that would be, separately or in the aggregate: (a) an “excess parachute payment” within the meaning of Section 280G of the Code; or (b) not fully deductible by reason of Section 162(m) of the Code.

(n) Neither Parent nor any of its Subsidiaries has ever distributed the stock or another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

(o) Neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the 5-year period that will end on the Closing Date.

(p) Neither Parent nor, to the knowledge of Parent, any of its Affiliates knows of any fact or has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.13 Stockholder Claims. There are no existing or pending claims against Parent by any current or former shareholder of Parent, and to Parent’s knowledge, there are no facts or circumstances reasonably likely to result in such claim.

3.14 Brokers. No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or its Subsidiaries.

3.15 Disclosure. None of the representations or warranties of the Parent contained herein is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, NEITHER PARENT, MERGER SUB, NOR ANY EMPLOYEES, AGENTS OR ANY OTHER RELATED PERSONS MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the earlier to occur of the Effective Time or such earlier time as this Agreement is terminated in accordance with Article VIII (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Company and its Subsidiaries: (i) shall conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously delivered to Parent; (ii) shall not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) shall use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) amend its Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii) except as set forth on Schedule 4.1(ii), issue, transfer, pledge or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or its Subsidiaries;

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of its Subsidiaries (except for the repurchase of Company Common Stock pursuant to the Company Option Plan);

(iv) transfer, lease, license, mortgage, pledge, encumber or incur or assume any Lien on any properties, facilities, equipment or other tangible or intangible assets;

(v) declare, set aside or pay any dividend or other distribution in respect of any of its capital stock or other equity interests;

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person;

(viii) except as set forth on Schedule 4.1(viii), incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse or become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except as otherwise permitted under any loan or credit agreement to which the Company or its Subsidiaries is a party as of the date of this Agreement;

(ix) authorize any capital expenditure in excess of $25,000 individually or $50,000 in the aggregate, except as authorized by Parent under that certain loan made by Parent to the Company on the date hereof;

(x) take or permit to be taken any action to: (A) increase employee compensation or grant any severance or termination compensation, except in accordance with agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) enter into any collective bargaining agreement; (C) hire or terminate any employees, independent contractors or consultants, having a total salary or severance package that is individually in excess of $100,000, or that collectively is in excess of $250,000; or (D) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy, agreement or arrangement for the benefit of any of its directors, officers or employees, except in accordance with the provisions of Sections 1.11 and 5.5 of this Agreement;

(xi) change any accounting policies or procedures unless required by statutory accounting principles or GAAP;

(xii) (A) make or change any Tax election; (B) change any Tax accounting period or method; (C) file any amended Tax Return; (D) enter into any closing agreement with respect to Taxes; (E) settle any Tax claim or assessment; (F) surrender any right to claim a refund of Taxes; (G) consent to any extension or waiver of the limitations period for the assessment of any Tax; or (H) take any action outside the ordinary course of business whose effect would be to increase the party’s present or future Tax liability or to decrease the party’s present or future Tax assets;

(xiii) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) could be considered reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code;

(xiv) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including, without limitation, budgeted expenditures relating to maintenance, repair and replacement, provided that the Company shall not be in breach of this provision if Parent has unreasonably withheld an advance to the Company under the terms and conditions of that certain loan made by Parent to the Company on the date hereof for the purpose of complying with this provision;

(xv) take any action or fail to take any action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Article II of this Agreement becoming untrue or (B) any of the conditions to the Closing set forth in Article VI not being satisfied, provided that the Company shall not be in breach of this provision if Parent has unreasonably withheld an advance to the Company under the terms and conditions of that certain loan made by Parent to the Company on the date hereof for the purpose of complying with this provision; or

(xvi) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.2 Conduct of Business of the Parent and Merger Sub Pending the Merger. Each of the Parent and the Merger Sub covenants and agrees that, during the Interim Period, except as expressly required by this Agreement or unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each of the Parent and Merger Sub: (i) shall, and shall cause its Subsidiaries to, conduct its business only in the ordinary course of business, consistent with past practice; (ii) shall not, and shall cause its Subsidiaries not to, take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; (iii) except in connection with the issuance of 7,045,454 warrants in the financing conducted by Parent on the date hereof, shall not, and shall cause its Subsidiaries not to, issue any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or its Subsidiaries and (iv) except for the termination of various agreements in connection with the financing contemplated by Parent on the date hereof, shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Parent Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations.

4.3 Stockholder Approval. For the purpose of obtaining the Stockholder Approval, on the date of this Agreement, the Company shall duly take all lawful action to obtain the Written Consent of the Requisite Holders. The Company’s Board of Directors shall recommend the approval of the Merger and the adoption of this Agreement and the Escrow Agreement by the Company Stockholders (the “Company Recommendation”), and shall not (i) withdraw, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Written Consent inconsistent with such recommendation (any of the foregoing a “Change in the Company Recommendation”); provided, however, that the Company’s Board of Directors may evaluate whether to make and may make a Change in the Company Recommendation prior to execution and delivery of the Written Consent by the Requisite Holders if the Company’s Board of Directors determines that a Change in the Company Recommendation is necessary in order for the Company’s Board of Directors to comply with its fiduciary duties under the DGCL. Promptly following receipt of the Written Consent, the Company shall cause its corporate secretary to deliver a copy of such Written Consent to Parent, together with a certificate executed on behalf of the Company by its corporate secretary certifying that such Written Consent evidences the Stockholder Approval.

4.4 No Solicitation of Other Proposals.

(a) From and after receipt of the Stockholder Approval until the end of the Interim Period, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, through any director, officer, employee, agent or representative: (i) initiate, solicit or encourage or take any action to initiate, solicit or encourage, any inquiries, proposals or other communications that constitute, or could reasonably be expected to lead to, an offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction or series of transactions involving the Company or its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); or (ii) engage in discussions concerning, enter into any contract relating to, or otherwise agree to any Acquisition Proposal.

(b) The Company shall notify Parent as soon as practicable (and in any event within 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for access to the properties, books, records or other information of the Company by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made both orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or inquiry. The Company shall be entitled to provide copies of this Section 4.4 to third parties who, on an unsolicited basis after the date of this Agreement, contact the Company regarding an Acquisition Proposal, provided that Parent shall concurrently be notified of such contact and delivery of such copy.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Publicity. Except as otherwise required herein, the Parties shall use their reasonable efforts to (i) develop a joint communication plan with respect to this Agreement, the Merger and the transactions contemplated hereby, (ii) ensure that all press releases and other public statements, including filings with the SEC, with respect to this Agreement or the transactions contemplated hereby shall be consistent with such joint communication plan, and (iii) consult promptly with each other prior to issuing any press release or otherwise making any public statement, including filings with the SEC, with respect to the Merger and the transactions contemplated hereby, provide to the other Party for review a copy of any such press release or statement or other SEC filing, and not issue any such press release or make any such public statement without the other Party’s consent, unless required by Applicable Law or any listing agreement with or rules and regulations of a securities exchange.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to such Party all information concerning its business, properties and personnel as such Party may reasonably request. Each of the Company and Parent shall make available to such other Party the appropriate individuals for discussion of its business, properties and personnel as such Party may reasonably request. No investigation pursuant to this Section 5.2(a) shall affect any representations or warranties of the Parties contained herein or the conditions to the obligations of the Parties hereto.

(b) Each of the Company and Parent shall keep all information obtained pursuant to Section 5.2(a) confidential in accordance with Section 6(b) of that certain Letter of Intent by and between the Company and Parent, dated June 30, 2008 (the “Confidentiality Provisions”).

5.3 Reasonable Efforts; Further Assurances.

(a) Parent and the Company shall use their commercially reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Article VI, as applicable to each of them. Each of Parent and the Company, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including, without limitation, using their respective reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.4 Stock Options; Warrants.

(a) At the Effective Time, 354,605 Company Stock Options shall be assumed by Parent in accordance with Section 1.12. Accordingly, each such Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full including as to unvested shares, immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (ii) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Parent stock option in accordance with the foregoing; provided, however, that, in the case of any Company Stock Option to which Section 422 of the Code applies (“Incentive Stock Options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(b) At the Effective Time, 246,243 Company Warrants shall be assumed by Parent in accordance with Section 1.12. Accordingly, each Company Warrant shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full including as to unvested shares, immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (ii) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Parent warrant in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options and Company Warrants appropriate notice evidencing the foregoing assumption and setting forth such participants’ rights pursuant thereto, and the grants shall continue in effect on the same terms and conditions as existed on the date of this Agreement (subject to the adjustments required by this Section 5.4 after giving effect to the Merger). Parent shall comply with the terms of the Company Incentive Plan to ensure, to the extent required by, and subject to the provisions of, such plan, that Company Options which qualified as Incentive Stock Options prior the Effective Time continue to qualify as Incentive Stock Options after the Effective Time.

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Options and Company Warrants assumed in accordance with this Section 5.4 and Section 1.12.

5.5 Notification of Certain Matters.

(a) Each of the Company and Parent shall give prompt notice to the other of the occurrence or non-occurrence of: (i) any event the occurrence, or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect); and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Company and Parent shall give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

5.6 Financial Statements.

(a) At the Effective Time, the Company shall provide to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2006 and December 31, 2007 (the “Audited Financial Statements”). The Audited Financial Statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each shall fairly presents in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) At the Effective Time, the Company shall provide to Parent a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company and its Subsidiaries for the quarterly period ended June 30, 2008 (the “Unaudited Financial Statements”). The Unaudited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and shall fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements shall not contain notes and are subject to normal adjustments that are not expected to have a Company Material Adverse Effect.

5.7 Board of Directors. Following the Merger, Parent shall permit the Company to designate three individuals (the “Company Directors”) to serve on the Parent’s Board of Directors. The Company Directors initially shall be Harris Toibb or his designee and two other independent directors that currently sit on the board of directors of the Company, subject to Parent’s approval of each such individual which approval shall not be unreasonably withheld.

5.8 Blue Sky Compliance. Parent shall take such steps as are reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use it reasonable best efforts to assist the Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger.

5.9 Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that, except as may be limited by applicable law, for two years from and after the Effective Time, the indemnification obligations of the Company (and rights for the advancement of expenses) whether set forth in separate agreements, or in the Company's Certificate of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

(b) The Surviving Corporation shall maintain in effect, for six years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time. In lieu of the purchase of such insurance by the Surviving Corporation, the Company may purchase a six (6) year extended reporting period endorsement (“reporting tail coverage”) under its existing directors’ and liability insurance coverage. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount per year in excess of 125% of the aggregate premiums paid by the Company and its Subsidiaries in the year ended December 31, 2007 for directors’ and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph (b).

5.10 Subsequent Filings. Until the Effective Time, the Parent shall timely file with the SEC each form, report, registration, notice and document required to be filed by the Parent under the Exchange Act and other applicable federal securities laws, and promptly shall deliver to the Company copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

ARTICLE VI

CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the applicable law:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

(b) Certificate of Merger. The Certificate of Merger shall have been filed with and accepted by the Secretary of State of the State of Delaware.

(c) Stockholder Approval. The Stockholder Approval shall have been obtained.

(d) Escrow Agreement. Each of Parent, the Company, the Representative and the Escrow Agent shall have executed and delivered to the Company an escrow agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part, to the extent permitted by the applicable law:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true, complete and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects and (y) representations and warranties which address matters only as of a particular date;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in Sections 2.4(c) and 2.4(d) (or not described in Sections 2.4(c) and 2.4(d) of the Company Disclosure Schedule but required to be so described) have been obtained, except where the failure to have been obtained, either individually or in the aggregate, has not had and could not reasonably be expected to result in a Company Material Adverse Effect;

(d) Dissenters’ Rights. Holders of Company Capital Stock that shall have demanded and perfected their right to an appraisal of the Company Capital Stock in accordance with the DGCL with respect to 5% or less of the issued and outstanding Company Capital Stock;

(e) Resignation of Directors and Officers. Parent shall have received written resignations from all of the directors and officers of the Company and its Subsidiaries effective as of the Effective Time;

(f) Opinion of Counsel. Parent shall have received a written opinion dated the Closing Date of Berkowitz, Trager & Trager, LLC, counsel to the Company, in form and substance satisfactory to Parent;

(g) Non-Competition Agreements. Parent shall have received copies of the executed Non-Competition Agreements substantially in the form of Exhibit D as of the Effective Time from individuals reasonably satisfactory to Parent;

(h) Financial Statements. The Company shall have delivered to Parent all information, including the Audited Financial Statements, necessary for Parent to comply with its reporting obligations under the Exchange Act, including, but not limited to, all information necessary to file with the SEC a Current Report on Form 8-K and such other information that may be required to be disclosed with respect to the Merger.

(i) Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, signed by the chief executive officer of the Company, to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.2 is satisfied in all respects.

(j) Conversion of Payment Obligations. The Company shall have entered into agreements, on the terms set forth on Schedule 6.2(j), to convert all payment obligations of the Company identified on Schedule 6.2(j) to Company Common Stock prior to Closing.

(k) Waivers. The Company shall have delivered to Parent a waiver by all employees of the Company who have any rights to receive any change of control or other similar payments pursuant to his employment agreement that may be triggered in connection with the Merger.

(l) Employment Agreements; Bonuses. The Company shall have received from those persons set forth on Schedule 6.2(l), written agreements or confirmations of agreements reasonably satisfactory to Parent, which reflect amendments to the employment agreements or bonus arrangements of such persons on the terms and conditions set forth on Schedule 6.2(l).

(m) Other Deliveries. Parent shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the applicable law:

(a) Representations and Warranties. The representations and warranties of Parent contained in Article III shall be true, complete and correct in all material respects as of when made and on and as of the Effective Time, except for those (i) representations and warranties that are qualified by materiality, which representations and warranties shall be true, complete and correct in all respects; and (ii) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true, complete and correct on and as of such particular date, with the same force and effect as if made on and as of the Effective Time;

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by the chief executive officer of Parent, to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.3 is satisfied in all respects;

(d) Opinion of Counsel. The Company shall have received an opinion, dated the Closing Date, from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to the Company, in form and substance satisfactory to the Company.

(f) Tax free Reorganization. No event shall have occurred that in the reasonable opinion of the Company’s independent legal counsel that would cause the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

(g) Other Deliveries. The Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Parent and its Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. The Parent and its Subsidiaries, and their Affiliates, officers, directors, employees agents, successors and assigns (each, a “Compensated Person”) shall be indemnified and held harmless from and against any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Losses”), incurred or suffered by the Compensated Person resulting from, relating to or constituting:

(a) the breach of any representation or warranty of the Company or the failure to perform any covenant or agreement of the Company contained in this Agreement; or

(b) any Losses arising or resulting from the assertion of liability by any third party or parties based on the breach of any representation or warranty of the Company or the failure to perform any covenant or agreement of the Company contained in this Agreement or from the assertion of liability by any third party regarding the transactions contemplated by this Agreement (“Third Party Claims”). The Escrow Amount shall be available to reimburse the Compensated Persons for any Losses for which they are entitled to be indemnified pursuant to this Section 7.1.

7.2 Method of Asserting Claims.

(a) In the event that a Compensated Person shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which it shall be indemnified pursuant to this Agreement, the Compensated Person shall promptly give written notice thereof to the Representative. Such notice shall specify with a reasonable particularity (to the extent that the information is available) (a) the factual basis for the Claim, and (b) the amount of the Claim, if known. With respect to any Claim other than a Third Party Claim, following receipt of notice from the Compensated Person of the Claim, the Representative shall have 20 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Compensated Person shall make available to the Representative the information relied upon by the Compensated Person to substantiate the Claim, together with all such other information as the Representative may reasonably request. If both parties agree at or prior to the expiration of such 20 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Representative shall immediately direct the Company Stockholders to pay to the Compensated Person the full agreed upon amount of the Claim.

(b) If a third party asserts that a Compensated Person is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Compensated Person may be entitled to indemnification pursuant to this Article VII, and such Compensated Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Compensated Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Representative, (ii) such Compensated Person may make a claim for indemnification pursuant to this Article VII in accordance with the provisions of this Agreement, and (iii) such Compensated Person shall be reimbursed, in accordance with the provisions of this Agreement, for any such Losses for which it is entitled to indemnification pursuant to this Article VII.

(c) The Compensated Person shall give prompt written notification to the Representative of the commencement of any action, suit or proceeding relating to a Third Party Claim for which indemnification pursuant to this Article VII may be sought. Within 10 days after delivery of such notification, the Representative may, upon written notice thereof to the Compensated Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Compensated Person, provided the Representative acknowledges in writing to the Compensated Person that any damages, fines, costs or other liabilities that may be assessed against the Compensated Person in connection with such action, suit or proceeding constitute Losses for which the Compensated Person shall be entitled to indemnification pursuant to this Article VII. If the Representative does not assume control of such defense within 10 days of the delivery of notice described above, the Compensated Person shall control such defense, the party not controlling such defense may participate therein at its own expense; provided that if the Representative assumes control of such defense and the Compensated Person reasonably concludes that the indemnifying parties and the Compensated Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Compensated Person shall be considered “Losses” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Compensated Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Representative, which shall not be unreasonably withheld. The Representative shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Compensated Person, which shall not be unreasonably withheld.

7.3 Survival; Limit on Indemnity. The representations, warranties, covenants and agreements of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Parent or the knowledge of any of Parent’s officers, directors, investors (including Harris Toibb and/or his affiliates), stockholders, employees or agents and shall expire on December 31, 2009. If a claim for indemnification is made before expiration of such periods, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim. Company Stockholders shall not be liable for any Loss or Losses pursuant to Section 7.1 ("Parent Warranty Losses") unless and until the aggregate amount of all Parent Warranty Losses incurred by the Compensated Persons exceeds $250,000, in which event Company Stockholders shall be liable for all Parent Warranty Losses from the first dollar; provided that nothing contained in this Section 7.3 shall be deemed to limit or restrict in any manner any rights or remedies which Parent has, or might have, at law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

7.4 General. Except with respect to claims based on fraud or willful misrepresentation, the rights of the Compensated Persons under this Article VII shall be the sole and exclusive remedy of the Compensated Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Company Stockholders contained in this Agreement and any and all Claims made pursuant to this Article VII shall be satisfied solely from the Escrow Amount. For purposes of this Article VII all representations and warranties of the Company and its subsidiaries set forth in Article II shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” were omitted from such representations and warranties.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders:

(a) by mutual written consent of the Company, Parent and Merger Sub, duly authorized by each of the Boards of Directors of each;

(b) by Parent if the Merger shall not have been consummated on or before September 30, 2008;

(c) by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) by Parent, if the Board of Directors of the Company, or any authorized committee thereof, shall have: (i) withdrawn, modified or qualified in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger and this Agreement; (ii) breached Section 4.4; or (iii) resolved to do any of the foregoing;

(e) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations or representations and warranties under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to the Company;

(f) by the Company, if it is not in material breach of its obligations, representations and warranties under this Agreement, and if (i) at any time the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)); or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to Parent;

(g) by Parent if the Stockholder Approval has not been obtained from the Requisite Holders within 20 days after the execution of this Agreement;

(h) by the Company at any time before the Stockholder Approval has been obtained if the Company’s Board of Directors determines that the termination of this Agreement is necessary in order for the Company’s Board of Directors to comply with its fiduciary duties under the DGCL; or

(i) by Parent upon a Change in the Company Recommendation.

8.2 Effect of Termination.

(a) Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 5.2, 8.3 and Article IX, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

(b) In the event that this Agreement in terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(g), (h) or (i), then the Company shall (i) pay to Parent, contemporaneously with and on the date of such termination, a termination fee in the amount of $1,200,000 by wire transfer to such account as Parent shall designate in writing to the Company, and (ii) reimburse Parent for its reasonable out of pocket expenses incurred in connection with the transactions contemplated by this Agreement promptly upon its receipt of reasonable evidence thereof.

8.3 Fees and Expenses. Except as set forth in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated.

8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time subject to Section 251(d) of the DGCL. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

8.5 Waiver. At any time prior to the Effective Time, any Party may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by telecopier, with confirmation as provided above addressed as follows:

(a)	If to Parent or Merger Sub:

Driftwood Ventures, Inc.
2121 Avenue of the Stars, Suite 2550
Los Angeles, California 90067
Attention: Robert Ellin
Telephone: (310) 601-2500
Facsimile: (310) 277-2741

With a copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: (212) 935-3000
Facsimile: (212) 983-3115

(b)	If to the Company:

Green Screen Interactive Software, Inc.
575 Broadway
New York, New York 10012
Telephone: (212) 400-4856

With a copy to:

Paul Berg, Esq.
Berkowitz, Trager & Trager, LLC
8 Wright Street
Westport, Connecticut 06880
Telephone: (203) 291-8220
Facsimile: (203) 226-3801

(c)	If to the Representative:

c/o Green Screen Interactive Software, Inc.
575 Broadway
New York, New York 10012
Telephone: (212) 400-4856
Attention: Ron Chaimowitz

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

9.2 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.4 Entire Agreement. This Agreement and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Provisions, which shall remain in full force and effect.

9.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article I with respect to the Merger Consideration and Article VII with respect to indemnification are intended for the benefit of the Company Stockholders.

9.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.8 Governing Law; Enforcement.

(a) This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware (exclusive of conflict of law principles).

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (i) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 9.1 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court or any Federal Court of the United States of America sitting in the State of Delaware.

9.9 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DRIFTWOOD VENTURES, INC.

By: /s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

DFTW MERGER SUB, INC.

By: /s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

GREEN SCREEN INTERACTIVE SOFTWARE, INC.

By: /s/ Ron Chaimowitz
Name: Ron Chaimowitz
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Ron Chaimowitz
Ron Chaimowitz